Exhibit 99.1

BGC Partners Reports Fourth Quarter and Full Year 2016 Financial Results

Declares Quarterly Dividend of 16 Cents

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – February 9, 2017 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today reported its financial results for the quarter and year ended December 31, 2016.

Select Results Compared to the Year-Earlier Period

Highlights of Consolidated Results (USD millions)	4Q16	4Q15	Change	FY16	FY15	Change
Revenues	$673.2	$674.9	(0.2)%	$2,612.6	$2,580.4	1.2%
Income from operations before income taxes under U.S. Generally Accepted Accounting Principles (“GAAP”)	37.4	249.5	(85.0)%	188.3	380.6	(50.5)%
GAAP net income for fully diluted shares	23.9	97.7	(75.6)%	157.7	161.6	(2.4)%
Pre-tax distributable earnings[1] before noncontrolling interest in subsidiaries and taxes	129.1	101.1	27.7%	425.4	360.3	18.1%
Post-tax distributable earnings to fully diluted shareholders	108.0	81.0	33.4%	358.0	288.5	24.1%
Adjusted EBITDA[2]	129.1	479.1	(73.0)%	519.8	868.1	(40.1)%

Per Share Results	4Q16	4Q15	Change	FY16	FY15	Change
GAAP net income per fully diluted share	$0.06	$0.24	(75.0)%	$0.36	$0.48	(25.0)%
Pre-tax distributable earnings per share	0.30	0.26	15.4%	1.00	0.96	4.2%
Post-tax distributable earnings per share	0.25	0.21	19.0%	0.84	0.77	9.1%

Management Comments

“BGC generated record revenues for the sixth consecutive year”, said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “Excluding the $391 million gain we recorded with respect to our Trayport sale3 last year, our GAAP net income for fully diluted shares and Adjusted EBITDA improved dramatically for the quarter and full year. We are pleased to report that we generated record post-tax distributable earnings for the quarter and full year. Our strong results were led by business integration synergies, the improving profitability of our high-margin fully electronic FENICS4 business, and the highest-ever revenues generated by Newmark Grubb Knight Frank’s5 real estate capital markets business.

[1]	See sections of this document including “Distributable Earnings Defined”, “Differences Between Consolidated Results for Distributable Earnings and GAAP”, and “Reconciliation of GAAP Income (loss) to Distributable Earnings” for the complete and revised definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this document.
[2]	See the sections of this document titled “Adjusted EBITDA Defined” and “Reconciliation of GAAP Income (loss) to Adjusted EBITDA” for more on this topic.
[3]	Trayport was sold to Intercontinental Exchange, Inc. (“ICE”) in December of 2015 for approximately 2.5 million ICE common shares, which were worth $650 million, which was adjusted at closing.
[4]	For the purposes of this document, all of the Company’s fully electronic businesses in the Financial Services segment may be referred to interchangeably as “FENICS”. FENICS includes fees from fully electronic brokerage, as well as data, software, and post-trade services across both BGC and GFI. FENICS results do not include those of Trayport.
[5]	“Newmark Grubb Knight Frank” is used interchangeably with “Newmark”, “NGKF”, and the Company’s Real Estate Services segment.

“We have $757 million of balance sheet liquidity. On top of this, we expect to receive over $750 million of additional Nasdaq shares over time, which are not yet reflected on our balance sheet.6 We also expect our overall top- and bottom-lines to further improve over time as our recent acquisitions and front-office hires get fully up to speed.

“I am also pleased to announce that our board declared a 16 cent dividend for the fourth quarter, which is consistent with the previous three quarters, but up 14.3 percent year-on-year. At yesterday’s closing stock price, this translates into a 5.8 percent annualized yield. The board also increased our stock repurchase program by $170 million, bringing the total amount authorized to $300 million”.

Mr. Lutnick concluded: “Earlier today, we issued a press release relating to the confidential filing of our registration statement for the proposed IPO of Newmark, our Real Estate Services business. Since we are currently in the registration process, we are subject to the restrictions under the securities laws on communications relating to the offering. Please refer to the press release for more information”.

Shaun D. Lynn, President of BGC, said: “Our rates revenues increased by over 7 percent year-on-year in the fourth quarter, and we saw particularly strong overall Financial Services top-line growth in November as a result of increased activity following the U.S. election. The combination of potential regulatory reforms, our investment in technology, and the expectation of rising interest rates makes us confident in the prospects of our Financial Services business.

“The widely discussed regulatory changes should be very beneficial for both our clients and us. Over time, we could see the overall industry returning to activity levels seen a few years ago. For example, in 2011, BGC’s Financial Services business and GFI7 (excluding Trayport and Kyte) generated combined net revenues of nearly $2.2 billion, more than 40 percent higher than in 2016.

“We have spent the last two years reducing our expenses by successfully integrating GFI and investing approximately $140 million per year in technology. As a result, we have delivered a dramatic improvement in Financial Services profitability. This improved operating leverage came despite the sale of Trayport, which generated revenues of $15.8 million and $58.6 million, respectively, in the fourth quarter and full year 2015 and which had pre-tax margins of nearly 45 percent.8 Given our more efficient structure, we expect future revenue growth to produce strong incremental margins for the business”.

Mr. Lynn concluded: “Our FENICS platform increased its full year pre-tax earnings by over 20 percent versus 2015. As we continue to convert hybrid and voice desks to fully electronic trading, further expand our customer base, and roll out several new FENICS offerings over the course of 2017, we expect to improve fully electronic earnings and revenues”.

Barry M. Gosin, Chief Executive Officer of Newmark Grubb Knight Frank, added: “NGKF’s real estate capital markets brokerage revenues increased by 43 percent and 28 percent year-

[6]	See the “Consolidated Balance Sheet” and “Liquidity Defined” sections of this document for the items that make up liquidity. On June 28, 2013, BGC sold its fully electronic trading platform for benchmark U.S. Treasury Notes and Bonds to Nasdaq, Inc. (NASDAQ: NDAQ or “Nasdaq”). For the purposes of this document, the assets sold may be referred to as “eSpeed”. The value of the 10.9 million shares yet to be received, and as discussed in this document, is based on NDAQ’s closing price on February 8, 2017. These shares are expected to be received ratably over the next approximately 11 years.
[7]	GFI Group Inc. (“GFI Group” or “GFI”).
[8]	For the trailing twelve months ended September 30, 2015.

on-year for the quarter and full year, respectively. This outpaced the overall market, as Real Capital Analytics reports that U.S. investment sales declined by 20 percent and 11 percent, respectively, over the same timeframes. Our industry-leading real estate capital markets growth was almost entirely organic, as the investments made over the course of the last few years begin to bear fruit.

“Our management services business, with its recurring revenues, increased its top line by 9 percent in the quarter year-on-year and by 5 percent for 2016. NGKF’s overall revenues increased by 7 percent to $306 million in the fourth quarter compared to a year earlier and by 6 percent to $1,058 million for 2016. Although the uncertainty following the political results in the U.K. and U.S. may have caused some hesitation on the part of users and investors in commercial real estate, we think the macroeconomic fundamentals remain solid. Steady GDP growth generally provides a positive tailwind to our leasing business, while interest rates in the U.S. and other major economies remain low relative to capitalization rates, which continues to make investing in commercial real estate attractive”.

Mr. Gosin concluded: “We anticipate making further accretive acquisitions and profitable hires over the coming year. As our recently-hired brokers ramp up their productivity, and as we continue to execute our strategy, we expect to grow our revenues and profits faster than the overall industry going forward”.

Dividend Information and Share Repurchase Authorization.

On February 7, 2017, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.16 per share payable on March 14, 2017 to Class A and Class B common stockholders of record as of February 28, 2017. The ex-dividend date will be February 24, 2017. The Board expects to consider whether to increase the dividend in late April, which is consistent with the Company’s annual process.

On February 7, 2017, BGC Partners’ Board of Directors and Audit Committee increased the Company’s share repurchase and unit redemption authorization by $170.3 million to $300 million. As of December 31, 2016, the Company had $129.7 million remaining from its previous $300 million share repurchase and unit redemption authorization.

Discussion of Financial Results

Unless otherwise stated, all results provided in this document compare the fourth quarter of 2016 with the year-earlier period. With respect to BGC’s consolidated financial results, for the period from February 27, 2015, to April 28, 2015, approximately 44 percent of the post-tax earnings generated by GFI were attributable to non-controlling interest in subsidiaries, while the remaining approximately 56 percent were attributable to BGC’s fully diluted shares. From April 29, 2015 through January 11, 2016, approximately 67 percent of GFI’s post-tax earnings were attributable to BGC’s fully diluted shares. From January 12, 2016 forward, 100 percent of GFI’s post-tax earnings are attributable to BGC’s fully diluted shares.

On November 4, 2016, BGC acquired the 80 percent of the Lucera9 business not already owned by the Company. Lucera is a financial technology network and infrastructure provider headquartered in New York, the revenues for which are now recorded as part of “Data, software, and post-trade”. Because this transaction involved entities under common control, BGC’s financial results have been retrospectively adjusted to include the results of Lucera in

[9]	Also known as “LFI Holdings, LLC”.

the current and prior periods. This adjustment impacted a number of line items for the Financial Services segment, Corporate Items, and the consolidated Company for all periods shown in this document.

Beyond the changes made with respect to the Lucera transaction, certain reclassifications have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Any such changes would have had no impact on consolidated revenues or earnings for GAAP and would either leave essentially unchanged or increase pre- and post-tax distributable earnings for the prior periods, all else being equal. Certain numbers in the tables throughout this document may not sum due to rounding. See the tables towards the end of this document titled “Segment Disclosure” for additional information on both Real Estate Services and Financial Services, as well as on Corporate Items, which are shown separately from the following segment results.

Online Availability of Investor Presentation and Additional Financial Tables

Investors should note that an investor presentation as well as Excel versions of the tables at the end of this document are available for download if one views the HTML version of the release at ir.bgcpartners.com. The Excel tables and presentation contain the results discussed in this document as well as other useful information that may not be contained herein. Those viewing the release on this website should see the link to the tables and presentation near the top of that page.

Financial Services Results

Industry-wide, wholesale financial brokers tend to be seasonally strongest in the first calendar quarter of the year in terms of revenues and profitability, sequentially slower in each of the next two quarters, and then slowest in the fourth calendar quarter. As a result of the sale of Trayport, its revenues, net of intra-company eliminations, are shown separately in the below tables, while its results are excluded from those of BGC’s fully electronic businesses.

Financial Services Results (USD millions)	4Q16	4Q15	Change	FY16	FY15	Change
Rates revenues	$116.1	$108.1	7.5%	$468.8	$471.2	(0.5)%
Foreign exchange revenues	70.8	75.2	(5.8)%	303.3	324.8	(6.6)%
Credit revenues	62.3	63.4	(1.7)%	291.8	271.6	7.4%
Energy and commodities revenues	54.1	57.1	(5.2)%	222.9	196.2	13.6%
Equities and other asset classes revenues	42.0	42.6	(1.5)%	175.0	172.3	1.5%

Total brokerage revenues	345.3	346.3	(0.3)%	1,461.7	1,436.1	1.8%

Data, software, and post-trade, excluding Trayport and net of intra-company eliminations	12.9	14.7	(11.7)%	54.3	43.7	24.2%
Trayport revenues, net of intra-company eliminations	0.0	15.8	(100.0)%	0.0	58.6	(100.0)%
Interest, fees from related parties, and other revenue	1.1	1.4	(25.1)%	7.2	9.7	(25.5)%

Total revenues	359.3	378.2	(5.0)%	1,523.2	1,548.2	(1.6)%

GAAP income from operations before taxes	63.7	55.6	14.6%	326.5	284.9	14.6%
GAAP income from operations before taxes as a percent of revenues	17.7%	14.7%		21.4%	18.4%

Pre-tax distributable earnings	87.7	69.8	25.7%	351.8	306.3	14.8%
Pre-tax distributable earnings as a percent of revenues	24.4%	18.4%		23.1%	19.8%

For the full year 2016, BGC’s overall Financial Services revenues declined primarily due to the sale of Trayport and lower volumes across global foreign exchange markets, partially offset by the addition of GFI, as well as strong growth from fully electronic credit brokerage and the data, software, and post-trade businesses. In addition, fourth quarter and full year 2016 segment revenues would have been at least $6.5 million and $21.0 million higher, respectively, but for the strengthening of the U.S. dollar relative to other major currencies.

The Company reduced the number of less productive brokers and salespeople in Financial Services, which resulted in segment front office headcount declining by approximately 120 people year-on-year. Although this reduced revenues, it increased profitability. Average revenue per front office employee in Financial Services increased by 4 percent and 3 percent, respectively, in the fourth quarter and full year compared with the year-earlier periods.

In the following table, results for FENICS are broken out from the above Financial Services results. Revenues from inter-company data, software, and post-trade are eliminated at the segment level upon consolidation. As higher-margin fully electronic revenues become a larger portion of the segment’s results, the Company expects overall profitability to continue to improve, all else being equal.

FENICS Results in Financial Services (Excludes Trayport) (USD millions)	4Q16	4Q15	Change	FY16	FY15	Change
Total fully electronic brokerage revenues	$35.0	$34.2	2.3%	$154.3	$148.3	4.1%

Data, software, and post-trade, excluding Trayport	12.9	14.7	(11.7)%	54.3	43.7	24.2%
Data, software, and post-trade revenues (inter-company)	12.3	11.7	4.7%	52.2	37.3	40.0%

Total FENICS revenues	60.2	60.6	(0.7)%	260.9	229.3	13.7%

FENICS GAAP income from operations before taxes	23.3	22.2	4.8%	104.8	86.9	20.5%
FENICS GAAP income from operations before taxes as a percent of fully electronic revenues	38.7%	36.7%		40.2%	37.9%

FENICS pre-tax distributable earnings	24.9	23.6	5.3%	111.0	91.4	21.5%
FENICS pre-tax distributable earnings as a percent of fully electronic revenues	41.3%	39.0%		42.6%	39.9%

Real Estate Services Results

NGKF’s real estate capital markets revenues grew during the quarter, as recent new hires ramped up their productivity. Industry-wide, commercial real estate brokers tend to be seasonally slowest in the first calendar quarter of the year in terms of revenues and profitability, sequentially stronger in each of the next two quarters, and then strongest in the fourth calendar quarter.

Real Estate Services Results (USD millions)	4Q16	4Q15	Change	FY16	FY15	Change
Leasing and other services revenues	$144.5	$162.3	(10.9)%	$513.8	$539.7	(4.8)%
Real estate capital markets revenues	104.7	73.1	43.2%	344.2	269.2	27.9%

Total real estate brokerage revenues	249.3	235.4	5.9%	858.0	808.9	6.1%

Management services	55.8	51.1	9.2%	196.8	187.1	5.2%
Interest and other revenue	1.0	0.9	16.2%	3.5	2.5	44.3%

Total revenues	306.1	287.4	6.5%	1,058.3	998.5	6.0%

GAAP income from operations before taxes	48.1	45.7	5.2%	126.4	129.8	(2.6)%
GAAP income from operations before taxes as a percent of revenues	15.7%	15.9%		11.9%	13.0%

Pre-tax distributable earnings	49.5	47.2	4.8%	130.5	139.3	(6.3)%
Pre-tax distributable earnings as a percent of revenues	16.2%	16.4%		12.3%	14.0%

Consolidated Expenses

The Company’s compensation and non-compensation expenses declined largely due to continued cost reduction efforts and the sale of Trayport, partially offset by the impact of recent acquisitions and hires. In addition, the fourth quarter and full year 2015 included a significant amount of GAAP non-cash and/or non-dilutive charges recorded following the Trayport sale, aside from those that might have been expected as part of the Company’s ordinary operating business.

Consolidated Expenses (USD millions)	4Q16	4Q15	Change	FY16	FY15	Change
Compensation and employee benefits under GAAP	$406.0	$479.1	(15.3)%	$1,653.6	$1,696.6	(2.5)%
GAAP allocations of net income and grant of exchangeability to limited partnership units and FPUs[10]	60.3	145.7	(58.6)%	192.9	259.6	(25.7)%
Non-compensation expenses under GAAP	169.5	221.8	(23.6)%	686.0	763.7	(10.2)%

Total expenses under GAAP	635.7	846.6	(24.9)%	2,532.5	2,719.9	(6.9)%

Compensation and employee benefits as a percent of revenues under GAAP	60.3%	71.0%		63.3%	65.7%
Non-compensation expenses as a percent of GAAP revenues	25.2%	32.9%		26.3%	29.6%

Compensation and employee benefits for distributable earnings	402.6	425.5	(5.4)%	1,625.0	1,624.9	0.0%
Non-compensation expenses for distributable earnings	160.4	171.4	(6.4)%	653.5	661.2	(1.2)%

Total expenses for distributable earnings	563.0	596.9	(5.7)%	2,278.5	2,286.0	(0.3)%

Compensation and employee benefits as a percent of revenues for distributable earnings	59.8%	63.0%		62.2%	63.0%
Non-compensation expenses as a percent of revenues for distributable earnings	23.8%	25.4%		25.0%	25.6%

Noncontrolling Interest and Taxes

Noncontrolling interest in subsidiaries represents the noncontrolling interest allocation associated with the joint ownership of BGC’s administrative services company (Tower Bridge), GFI, and certain NGKF affiliated entities. Because GFI was not wholly owned by BGC at the time of the Trayport sale, a large portion of the gain on sale and the related taxes were attributable to GFI in the fourth quarter and full year 2015.

Noncontrolling Interest and Taxes (USD millions)	4Q16	4Q15	Change	FY16	FY15	Change
GAAP provision for income taxes	$14.6	$79.4	(81.6)%	$60.3	$120.5	(50.0)%
GAAP net income attributable to noncontrolling interest in subsidiaries	6.7	106.7	(93.7)%	25.5	138.8	(81.6)%
Provision for income taxes for distributable earnings	19.9	15.5	27.9%	65.8	55.4	18.7%
Distributable earnings attributable to noncontrolling interest	1.2	4.6	(74.3)%	1.6	16.5	(90.2)%

[10]	In the fourth quarter of 2016, this included $48.7 million in grants of exchangeability and $11.6 million in allocation of net income to limited partnership units and Founding Partner Units (“FPUs”). A year earlier, these figures were $134.8 million and $10.9 million, respectively. For full year 2016, this included $141.4 million in grants of exchangeability and $51.5 million in allocation of net income to limited partnership units and FPUs. In 2015, these figures were $231.4 million and $28.3 million, respectively.

Consolidated Share Count

Consolidated Share Count (USD millions)	4Q16	4Q15	Change	FY16	FY15	Change
Fully diluted weighted-average share count under GAAP	433.4	405.4	6.9%	433.2	335.4	29.2%
Fully diluted weighted-average share count for distributable earnings	433.4	404.1	7.3%	433.2	390.8	10.8%

The GAAP share count was lower than that for distributable earnings for the full year 2015 because it excluded certain share equivalents in order to avoid anti-dilution. The share count for both GAAP and distributable earnings increased year-on-year due to the 23.5 million shares issued related to the GFI back-end merger, as well as shares issued with respect to various other acquisitions, front-office hires, employee equity-based compensation, and general corporate purposes. This was partially offset by the repayment of BGC’s 4.5 percent Convertible Senior Notes for $159.9 million in cash and approximately 7 thousand shares of BGC’s Class A common stock, which reduced the fully diluted share count by just under 16.3 million.11 Additionally, BGC redeemed and/or repurchased 12.4 million shares and/or units, net, at a cost to BGC of $110.5 million, or $8.90 per share or unit during the full year 2016.

As of December 31, 2016, the Company’s fully diluted share count was 434.2 million.

Consolidated Balance Sheet

The Company’s balance sheet consolidates that of GFI and reflects the impact of various other acquisitions across various line items.

As of December 31, 2016, the Company’s “cash and cash equivalents” were $502.0 million, while its liquidity, which it defines as “cash and cash equivalents”, “marketable securities”, “reverse repurchase agreements”, “securities owned”,12 all held for liquidity purposes, less “securities loaned”, was $756.9 million. For the same period, BGC’s notes payable and collateralized borrowings were $965.8 million; book value per common share was $3.02 and total capital, which BGC Partners defines as “redeemable partnership interest”, “noncontrolling interest in subsidiaries”, and “total stockholders’ equity”, was $1,209.5 million.

In comparison, as of December 31, 2015, the Company’s “cash and cash equivalents” were $462.1 million; liquidity was $1,027.0 million; notes payable and collateralized borrowings were $840.9 million; book value per common share was $2.50; and total capital was $1,289.1 million.

The decrease in BGC’s cash and liquidity since year-end 2015 was primarily related to the $159.9 million used to retire BGC’s 4.5 percent Convertible Senior Notes; $89.9 million used with respect to the GFI back-end merger13 and related transactions; the redemption and/or repurchase of 12.4 million shares and/or units, net, at a cost to BGC of $110.5 million; ordinary changes in working capital; and cash paid with respect to various acquisitions. The Company also continued to invest significant amounts with regard to new front-office hires in Real Estate Services. These items were partially offset by net proceeds from BGC’s offering of $300 million aggregate principal amount of 5.125 percent Senior Notes due May 27, 2021.

[11]	Represents the reduction in spot share count as of the date of repayment.
[12]	“Securities owned” are primarily U.S. government securities held for liquidity purposes.
[13]	The Company still expects to pay a total of $111.2 million in cash with respect to the GFI back-end merger.

The Company’s balance sheet does not yet reflect the anticipated receipt of more than $750 million worth of additional Nasdaq stock over time, because these shares are contingent upon Nasdaq generating at least $25 million in gross revenues annually. Nasdaq has recorded more than $2.4 billion in gross revenues for each of the last 10 calendar years and generated gross revenues of approximately $3.7 billion in 2016.

Outlook for the First Quarter of 2017 Compared with the First Quarter of 2016

•	BGC anticipates revenues of between approximately $655 million and $700 million, compared with $640.7 million.

•	BGC expects pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes to increase by between approximately 6 percent and 36 percent and to be in the range of $94 million and $120 million, versus $88.3 million.

•	BGC anticipates its provision for taxes for distributable earnings to be in the range of approximately $14 million and $19 million, compared with $13.6 million.

The Company intends to update its first quarter guidance before the end of March, 2017.

Differences between Consolidated Results for Distributable Earnings and GAAP

The following sections describe the main differences between results as calculated for distributable earnings and GAAP for the periods discussed herein.

Differences between Other income (losses), net, for Distributable Earnings and GAAP

Distributable earnings calculations for the full year 2016 excluded gains on divestitures and sale of investments of $7.0 million, which primarily related to the $7.1 million gain on the sale of a non-core Financial Services asset. There was no such item for the fourth quarter of 2016. For the fourth quarter and full year 2015, distributable earnings excluded the corresponding gains totalling $391.0 million and $394.3 million, respectively, which primarily related to the $391.0 million gain on the sale of Trayport.

In the fourth quarters of 2016 and 2015, a gain of $1.0 million and a loss of $(0.7) million, respectively, related to BGC’s investments accounted for under the equity method, were included as part of “Other income (losses), net” under GAAP but were excluded for distributable earnings. For the full years 2016 and 2015, these amounts were gains of $3.5 million and $2.6 million, respectively.

Under GAAP, gains (losses) of $(0.8) million and $9.8 million related to the mark-to-market movements and/or hedging on the Nasdaq shares were recognized as part of “Other income (losses), net”, in the fourth quarters of 2016 and 2015, respectively. For the full years 2016 and 2015, these GAAP amounts were $78.7 million and $68.0 million, respectively. In the fourth quarters of 2016 and 2015, BGC recorded other income for distributable earnings related to the Nasdaq earn-out and associated mark-to-market movements and/or hedging of $17.2 million and $17.6 million, respectively. For the full years 2016 and 2015, these amounts for distributable earnings were $79.6 million and $60.7 million, respectively. Items related to the Nasdaq earn-out are pro-rated over four quarters as “Other income” for distributable earnings, but recognized as incurred under GAAP.

In the fourth quarter and full year 2016, a gain of $2.0 million and $6.8 million, respectively related to the net realized and unrealized gain on the ICE shares received as part of the

Trayport transaction was included in GAAP “Other income (losses), net”. For both the fourth quarter and full year 2015, the corresponding GAAP item was $16.3 million, as the Trayport sale occurred in December of 2015. Items related to the ICE shares’ realized and unrealized gains are pro-rated over four quarters as “Other income” for distributable earnings, but recognized as incurred under GAAP. For distributable earnings, gains of $1.6 million and $14.3 million related to the ICE shares were recorded the fourth quarter and full year 2016, respectively as “Other income”. For the fourth quarter and full year 2015, the corresponding distributable earnings items were both $5.4 million.

For the full year 2016, a gain of $18.3 million related to an adjustment of future earn-out payments that will no longer be required was included as part of “Other income (losses), net” under GAAP but was excluded for distributable earnings. For the full year 2015, a $29.0 million gain with respect to the shares of GFI owned by the Company prior to the successful completion of BGC’s tender offer for GFI was included as part of “Other income (losses), net” under GAAP but was excluded for distributable earnings.

For the fourth quarter and full year 2016, additional losses of $2.3 million and $3.6 million, respectively, were included in GAAP “Other income (losses), net”, but were excluded from distributable earnings as part of “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, charitable contributions, and other non-cash, non-dilutive items, net”. In the year earlier periods, gains of $4.8 million and $10.1 million, were included in GAAP “Other income (losses), net”, but were excluded for distributable earnings.

Differences between Compensation Expenses for Distributable Earnings and GAAP

In the fourth quarter of 2016, the difference between compensation expenses as calculated for GAAP and distributable earnings included non-cash, non-dilutive net charges related to the $48.7 million in grants of exchangeability and $11.6 million in allocation of net income to limited partnership units and FPUs, as well as charges related to additional reserves on employee loans of $0.8 million. For the full year 2016, the corresponding amounts were $141.4 million, $51.5 million, and $16.2 million, respectively.

In the fourth quarter of 2015, the difference between compensation expenses as calculated for GAAP and distributable earnings included non-cash, and/or non-dilutive charges related to the $134.8 million in grants of exchangeability, $10.9 million allocation of net income to limited partnership units and FPUs, and $47.2 million related to additional reserves on employee loans. For the full year 2015, the corresponding amounts were $231.4 million, $28.3 million, and $47.2 million, respectively.

For the fourth quarter and full year 2016, $2.6 million, and $12.5 million, respectively, in GAAP non-cash charges related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI were also excluded from the calculation of pre-tax distributable earnings as part of “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, charitable contributions, and other non-cash, non-dilutive items, net”. A year earlier, the corresponding charges excluded from distributable earnings were $4.7 million and $16.2 million, respectively. In addition, for the full year 2015, $6.6 million in GAAP charges related to GFI compensation restructuring was excluded from distributable earnings as part of “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, charitable contributions, and other non-cash, non-dilutive items, net”.

Differences between Certain Non-compensation Expenses for Distributable Earnings and GAAP

The difference between non-compensation expenses in the fourth quarter and full year 2016 as calculated for GAAP and distributable earnings included additional “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, charitable contributions, and other non-cash, non-dilutive items, net”. These included $5.1 million and $20.1 million, respectively, of non-cash GAAP charges related to amortization of intangibles; $2.2 million and $7.5 million, respectively, of acquisition related costs; $0.6 million and $4.4 million, respectively, of non-cash GAAP impairment charges; and various other GAAP items that together came to net charges of $1.2 million and $0.5 million, respectively.

The difference between non-compensation expenses in the fourth quarter and full year 2015 as calculated for GAAP and distributable earnings included additional “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, charitable contributions, and other non-cash, non-dilutive items, net”. These included $6.0 million and $27.2 million, respectively, of non-cash GAAP charges related to amortization of intangibles; $0.6 million and $13.7 million, respectively, of acquisition related costs; $0.3 million and $19.1 million, respectively, of non-cash GAAP impairment charges; a $40.0 million reserve related to a commitment to make charitable contributions with respect to BGC’s annual Charity day; and various other GAAP items that together came to charges of $3.5 million and $2.6 million, respectively.

Differences between Taxes for Distributable Earnings and GAAP

BGC’s GAAP provision for income taxes from 2016 forward is calculated based on an annualized methodology. The Company’s GAAP provision for income taxes was $14.6 million and $79.4 million for the fourth quarter of 2016 and 2015, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to distributable earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, charitable contributions, and certain net-operating loss carryforwards. The provision for income taxes with respect to distributable earnings was adjusted by $5.3 million and $(63.9) million for the fourth quarter of 2016 and 2015, respectively.

As a result, the provision for income taxes with respect to distributable earnings was $19.9 million and $15.5 million for the fourth quarter of 2016 and 2015, respectively.

The Company’s GAAP provision for income taxes was $60.3 million and $120.5 million for the full years 2016 and 2015, respectively. The provision for income taxes with respect to distributable earnings was adjusted by $5.5 million and $(65.1) million for the full years of 2016 and 2015, respectively, for the reasons discussed above. As a result, the provision for income taxes with respect to distributable earnings was $65.8 million and $55.4 million for the full years 2016 and 2015, respectively.

Conference Call and Investor Presentation

BGC will host a conference call the date of this release at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated distributable earnings results, will be accessible via the following:

http://ir.bgcpartners.com (an HTML version with Excel financial tables or PDF)

http://ir.bgcpartners.com/news-releases/news-releases/default.aspx (an HTML version with Excel financial tables or PDF)

http://bgcpartners.com/category/bgc-releases/ (PDF only)

A listing of minimum system requirement can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	2/9/2017 at 10:00 a.m. ET
U.S. Dial In:	1 (888) 771-4371
International Dial In:	(+1) (847) 585-4405
Passcode:	4421-4118

REPLAY:
Available From – To:	2/9/2017 12:30 p.m. ET – 2/16/2017 11:59 p.m. ET
U.S. Dial In:	1 (888) 843-7419
International Dial In:	(+1) (630) 652-3042
Passcode:	4421-4118#

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including, but not limited to, “pre-tax distributable earnings” and “post-tax distributable earnings”, which are supplemental measures of operating results that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for, among other things, distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes”, and “net income (loss) per fully diluted share”, all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Adjustments Made to Calculate Pre-Tax Distributable Earnings

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes and noncontrolling interest in subsidiaries excluding items, such as:

•	Non-cash equity-based compensation charges related to limited partnership unit exchange or conversion.

•	Non-cash asset impairment charges, if any.

•	Non-cash compensation charges for items granted or issued pre-merger with respect to certain mergers or acquisitions by BGC Partners, Inc. To date, these mergers have only included those with and into eSpeed, Inc. and the back-end merger with GFI Group Inc.

Distributable earnings calculations also exclude certain unusual, one-time or non-recurring items, if any. These charges are excluded from distributable earnings because the Company views excluding such charges as a better reflection of the ongoing, ordinary operations of BGC.

In addition to the above items, allocations of net income to founding/working partner and other limited partnership units are excluded from calculations of pre-tax distributable earnings. Such allocations represent the pro-rata portion of pre-tax earnings available to such unit holders. These units are in the fully diluted share count, and are exchangeable on a one-to-one basis into common stock. As these units are exchanged into common shares, unit holders become entitled to cash dividends rather than cash distributions. The Company views such allocations as intellectually similar to dividends on common shares. Because dividends paid to common shares are not an expense under GAAP, management believes similar allocations of income to unit holders should also be excluded when calculating distributable earnings performance measures.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This includes the one-time gains related to the Nasdaq and Trayport transactions. Management believes that excluding such gains and charges also best reflects the ongoing operating performance of BGC.

However, the payments associated with BGC’s expected annual receipt of Nasdaq stock and related mark-to-market gains or losses are anticipated to be included in the Company’s calculation of distributable earnings for the following reasons:

•	Nasdaq is expected to pay BGC in an equal amount of stock on a regular basis for a 15 year period beginning in 2013 as part of that transaction;

•	The Nasdaq earn-out largely replaced the generally recurring quarterly earnings BGC generated from eSpeed; and

•	The Company intends to pay dividends and distributions to common stockholders and/or unit holders based on all other income related to the receipt of the earn-out.

To make period-to-period comparisons more meaningful, one-quarter of each annual Nasdaq contingent earn-out amount, as well as gains or losses with respect to associated mark-to-market movements and/or hedging, will be included in the Company’s calculation of distributable earnings each quarter as “other income”.

The Company also treats gains or losses related to mark-to-market movements and/or hedging with respect to any remaining shares of Intercontinental Exchange, Inc. (“ICE”) in a consistent manner with the treatment of Nasdaq shares when calculating distributable earnings.

Investors and analysts should note that, due to the large gain recorded with respect to the Trayport sale in December, 2015, and the closing of the back-end merger with GFI in January, 2016, non-cash charges related to the amortization of intangibles with respect to acquisitions are also excluded from the calculation of pre-tax distributable earnings.

Adjustments Made to Calculate Post-Tax Distributable Earnings

Since distributable earnings are calculated on a pre-tax basis, management intends to also report post-tax distributable earnings to fully diluted shareholders. Post-tax distributable earnings to fully diluted shareholders are defined as pre-tax distributable earnings, less noncontrolling interest in subsidiaries, and reduced by the provision for taxes as described below.

The Company’s calculation of the provision for taxes on an annualized basis starts with GAAP income tax provision, adjusted to reflect tax-deductible items. Management uses this non-GAAP provision for taxes in part to help it to evaluate, among other things, the overall performance of the business, make decisions with respect to the Company’s operations, and to determine the amount of dividends paid to common shareholders.

The provision for taxes with respect to distributable earnings includes additional tax-deductible items including limited partnership unit exchange or conversion, employee loan amortization, charitable contributions, and certain net-operating loss carryforwards.

BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC operates principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for distributable earnings are presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Pre-tax and Post-Tax Distributable Earnings per Share

BGC’s distributable earnings per share calculations assume either that:

•	The fully diluted share count includes the shares related to any dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

The share count for distributable earnings excludes shares expected to be issued in future periods but not yet eligible to receive dividends and/or distributions.

Each quarter, the dividend to BGC’s common stockholders is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, as well as to Cantor for its non-controlling interest. The amount of this net income, and therefore of these payments, is expected to be determined using the above definition of pre-tax distributable earnings per share.

Other Matters with Respect to Distributable Earnings

The term “distributable earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views distributable earnings as a metric that is not indicative of liquidity or the cash available to fund its operations, but rather as a performance measure.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

BGC anticipates providing forward-looking quarterly guidance for GAAP revenues and for certain distributable earnings measures from time to time. However, the Company does not anticipate providing a quarterly outlook for other GAAP results. This is because certain GAAP items, which are excluded from distributable earnings, are difficult to forecast with precision before the end of each quarter. The Company therefore believes that it is not possible to forecast quarterly GAAP results or to quantitatively reconcile GAAP results to non-GAAP results with sufficient precision unless BGC makes unreasonable efforts.

The items that are difficult to predict on a quarterly basis with precision and which can have a material impact on the Company’s GAAP results include, but are not limited, to the following:

•	Allocations of net income and grants of exchangeability to limited partnership units and founding partner units, which are determined at the discretion of management throughout and up to the period-end.

•	The impact of certain marketable securities, as well as any gains or losses related to associated mark-to-market movements and/or hedging. These items are calculated using period-end closing prices.

•	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end.

•	Acquisitions, dispositions and/or resolutions of litigation which are fluid and unpredictable in nature.

For more information on this topic, please see certain tables in the most recent BGC financial results press release including “Reconciliation of GAAP Income (Loss) to Distributable Earnings”. These tables provide summary reconciliations between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial performance measure, “adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

•	Interest expense;

•	Fixed asset depreciation and intangible asset amortization;

•	Impairment charges;

•	Employee loan amortization and reserves on employee loans;

•	Provision (benefit) for income taxes;

•	Net income (loss) attributable to noncontrolling interest in subsidiaries;

•	Non-cash charges relating to grants of exchangeability to limited partnership interests;

•	Non-cash charges related to issuance of restricted shares; and

•	Non-cash earnings or losses related to BGC’s equity investments.

The Company’s management believes that adjusted EBITDA is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, investors should use adjusted EBITDA in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations, because adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP “Net income (loss) available to common stockholders”, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA”.

Liquidity Defined

BGC also uses a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements, and securities owned. BGC considers this an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

Nontaxable Return of Capital

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders.

BGC Partners’ common dividend is based on post-tax distributable earnings per fully diluted share, which, due mainly to non-cash, non-dilutive, and/or non-economic GAAP charges, were higher than its earnings and profits under GAAP and U.S. federal income tax principles for certain years. In addition, BGC Partners’ net income for both GAAP and distributable earnings includes income earned by foreign affiliates of the Company, corporate subsidiaries, and other entities generally not taxable under U.S. federal income tax principles.

Under U.S. federal income tax principles, a nontaxable return of capital, sometimes referred to as a “nondividend distribution,” is a cash distribution that is not paid out of the taxable earnings and profits of a corporation. For common stockholders, a nontaxable return of capital reduces the cost basis of an investment. It is not taxed until the cost basis of said investment is fully recovered. BGC Partners announced that 89.49 percent of its dividends paid to common stockholders in the year ended December 31, 2016 will be treated under U.S. federal income tax principles as a return of capital to the extent of each stockholder’s basis, and as capital gains to the extent such portion exceeds a stockholder’s basis. The remaining 10.51 percent of the dividends paid will be treated as a qualified dividend for U.S. federal income tax purposes. This information was reported in January, 2017 to certain firms that provide U.S. recipients of BGC’s dividend with their IRS Forms 1099-DIV and non-U.S. recipients with their IRS Forms 1042-S.

The portion of dividends to common stockholders that will be taxable will not impact BGC Partners’ financial results for either GAAP or distributable earnings or the Company’s or its affiliates’ ability to pay distributions to all partnership units and dividend payments to common stockholders. This information is not intended to be all-inclusive or to render specific professional tax advice.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. BGC owns GFI Group Inc., a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets. The Company’s Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including FENICS, BGC Trader, Capitalab, and BGC Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets.

Real Estate Services are offered through brands including Newmark Grubb Knight Frank, Newmark Cornish & Carey, ARA, Computerized Facility Integration, NGKF Valuation & Advisory, and Excess Space. Under these names and others, the Company provides a wide range of commercial real estate services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock

Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow the Company at https://twitter.com/bgcpartners and/or https://www.linkedin.com/company/bgc-partners.

BGC, BGC Trader, GFI, FENICS, FENICS.COM, Capitalab, Swaptioniser, Newmark, Grubb & Ellis, ARA, Computerized Facility Integration, Landauer, Lucera, and Excess Space, Excess Space Retail Services, Inc., and Grubb are trademarks/service marks, and/or registered trademarks/service marks and/or service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

Discussion of Forward-Looking Statements about BGC Partners

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in the most recent Form 10-K and any updates to such risk factors contained in subsequent Forms 10-Q or Forms 8-K.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	December 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$502,024	$462,134
Cash segregated under regulatory requirements	6,895	3,199
Reverse repurchase agreements	54,659	—
Securities owned	35,357	32,361
Marketable securities	164,820	650,400
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	497,557	812,344
Accrued commissions receivable, net	374,734	342,299
Loans, forgivable loans and other receivables from employees and partners, net	267,527	158,194
Fixed assets, net	165,867	147,505
Investments	33,439	29,759
Goodwill	863,690	811,766
Other intangible assets, net	247,723	233,967
Receivables from related parties	6,967	9,050
Other assets	287,141	289,659

Total assets	$3,508,400	$3,982,637

Liabilities, Redeemable Partnership Interest, and Equity
Securities loaned	$—	$117,890
Accrued compensation	333,144	303,959
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	375,152	714,823
Payables to related parties	28,976	22,470
Accounts payable, accrued and other liabilities	595,898	693,539
Notes payable and collateralized borrowings	965,767	840,877

Total liabilities	2,298,937	2,693,558
Redeemable partnership interest	52,577	57,145
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 750,000 and 500,000 shares authorized at December 31, 2016 and December 31, 2015, respectively; 292,549 and 255,859 shares issued at December 31, 2016 and December 31, 2015, respectively; and 244,870 and 219,063 shares outstanding at December 31, 2016 and December 31, 2015, respectively	2,925	2,559
Class B common stock, par value $0.01 per share; 150,000 and 100,000 shares authorized at December 31, 2016 and December 31, 2015, respectively; 34,848 shares issued and outstanding at December 31, 2016 and December 31, 2015, convertible into Class A common stock	348	348
Additional paid-in capital	1,469,064	1,109,000
Contingent Class A common stock	42,472	50,095
Treasury stock, at cost: 47,679 and 36,796 shares of Class A common stock at December 31, 2016 and December 31, 2015, respectively	(288,743)	(212,331)
Retained deficit	(358,526)	(290,208)
Accumulated other comprehensive income (loss)	(23,199)	(25,056)

Total stockholders’ equity	844,341	634,407

Noncontrolling interest in subsidiaries	312,545	597,527

Total equity	1,156,886	1,231,934

Total liabilities, redeemable partnership interest and equity	$3,508,400	$3,982,637

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues:
Commissions	$524,287	$507,503	$1,994,227	$1,931,860
Principal transactions	70,262	74,184	325,481	313,142

Total brokerage revenues	594,549	581,687	2,319,708	2,245,002

Real estate management services	55,841	51,121	196,801	187,118
Fees from related parties	6,139	6,038	24,200	25,348
Data, software and post-trade	12,949	30,505	54,309	102,371
Interest income	3,316	4,390	12,271	10,643
Other revenues	454	1,183	5,334	9,957

Total revenues	673,248	674,924	2,612,623	2,580,439

Expenses:
Compensation and employee benefits	405,997	479,119	1,653,613	1,696,622
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	60,264	145,718	192,934	259,639

Total compensation and employee benefits	466,261	624,837	1,846,547	1,956,261
Occupancy and equipment	49,149	56,693	199,848	218,026
Fees to related parties	8,714	4,653	23,864	18,755
Professional and consulting fees	15,230	12,234	60,920	66,382
Communications	30,301	30,909	124,080	120,427
Selling and promotion	24,022	26,647	97,852	97,437
Commissions and floor brokerage	10,280	9,478	37,913	35,094
Interest expense	14,172	18,074	57,637	69,359
Other expenses	17,594	63,075	83,868	138,199

Total non-compensation expenses	169,462	221,763	685,982	763,679

Total expenses	635,723	846,600	2,532,529	2,719,940

Other income (losses), net:
Gain (loss) on divestiture and sale of investments	—	390,951	7,044	394,347
Gains (losses) on equity method investments	996	(687)	3,543	2,597
Other income (loss)	(1,169)	30,909	97,579	123,168

Total other income (losses), net	(173)	421,173	108,166	520,112

Income (loss) from operations before income taxes	37,352	249,497	188,260	380,611

Provision (benefit) for income taxes	14,601	79,441	60,252	120,496

Consolidated net income (loss)	$22,751	$170,056	$128,008	$260,115

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	6,671	106,650	25,531	138,797

Net income (loss) available to common stockholders	$16,080	$63,406	$102,477	$121,318

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders	$16,080	$63,406	$102,477	$121,318

Basic earnings per share	$0.06	$0.25	$0.37	$0.50

Basic weighted-average shares of common stock outstanding	279,833	254,155	277,073	243,460

Fully diluted earnings per share
Net income (loss) for fully diluted shares	$23,886	$97,702	$157,695	$161,596

Fully diluted earnings per share	$0.06	$0.24	$0.36	$0.48

Fully diluted weighted-average shares of common stock outstanding	433,412	405,425	433,226	335,387

Dividends declared per share of common stock	$0.16	$0.14	$0.62	$0.54

Dividends declared and paid per share of common stock	$0.16	$0.14	$0.62	$0.54

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO DISTRIBUTABLE EARNINGS AND

GAAP FULLY DILUTED EPS TO POST-TAX DISTRIBUTABLE EPS

(in thousands, except per share data)

(unaudited)

	Q4 2016	Q4 2015	FY 2016	FY 2015
GAAP income (loss) before income taxes	$37,352	$249,497	$188,260	$380,611

Pre-tax adjustments:

Non-cash (gains) losses related to equity investments, net	(996)	687	(3,543)	(2,597)

Allocations of net income and grant of exchangeability to limited partnership units and FPUs	60,264	145,718	192,934	259,639

Nasdaq earn-out revenue (a)	18,032	7,787	849	(7,336)

(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, charitable contributions, and other non-cash, non-dilutive items, net	14,413	(302,604)	46,911	(270,012)

Total pre-tax adjustments	91,713	(148,412)	237,151	(20,306)

Pre-tax distributable earnings	$129,065	$101,085	$425,411	$360,305

GAAP net income (loss) available to common stockholders	$16,080	$63,406	$102,477	$121,318

Allocation of net income (loss) to noncontrolling interest in subsidiaries	5,497	102,079	23,918	122,341

Total pre-tax adjustments (from above)	91,713	(148,412)	237,151	(20,306)

Income tax adjustment to reflect distributable earnings taxes	(5,290)	63,894	(5,516)	65,110

Post-tax distributable earnings	$108,000	$80,967	$358,030	$288,463

Per Share Data

GAAP fully diluted earnings per share	$0.06	$0.24	$0.36	$0.48

Less: Allocations of net income to limited partnership units and FPUs, net of tax	(0.01)	(0.06)	(0.06)	(0.06)

Allocation of net income (loss) to noncontrolling interest in subsidiaries (b)	—	0.24	—	0.23

Total pre-tax adjustments (from above)	0.21	(0.37)	0.55	(0.05)

Income tax adjustment to reflect distributable earnings taxes	(0.01)	0.16	(0.01)	0.17

Post-tax distributable earnings per share (c)	$0.25	$0.21	$0.84	$0.77

Pre-tax distributable earnings per share (c)	$0.30	$0.26	$1.00	$0.96

Fully diluted weighted-average shares of common stock outstanding	433,412	404,067	433,226	390,836

Notes and Assumptions

(a)	Distributable earnings for Q4 2016 and Q4 2015 includes $18.0 million and $7.8 million, respectively, and FY 2016 and FY 2015 includes $0.8 million and $(7.3) million, respectively, of adjustments associated with the Nasdaq transaction. For Q4 2016 and Q4 2015 income (loss) related to the Nasdaq earn-out shares was $(0.8) million and $9.8 million for GAAP and $17.2 million and $17.6 million for distributable earnings, respectively. For FY 2016 and FY 2015 income (loss) related to the Nasdaq earn-out shares was $78.7 million and $68.0 million for GAAP and $79.6 million and $60.7 million for distributable earnings, respectively.
(b)	The Q4 2015 Allocation of net income (loss) to noncontrolling interest in subsidiaries included a significant allocation in the GAAP results related to the gain on the sale of Trayport. This gain was excluded in the calculation of distributable earnings and, therefore, this allocation was much lower for distributable earnings.
(c)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Notes due 2015, which matured and were converted into 24.0 million Class A common shares in Q2 2015, and on July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016, which matured and were settled for cash and 6.9 thousand Class A common shares in Q3 2016. The distributable earnings per share calculations for Q4 2015 include 16.3 million shares and for FY 2016 and FY 2015 include 8.6 million and 23.0 million shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

Segment Disclosure - Q4 2016 vs Q4 2015

($ in thousands)

(unaudited)

	Q4 2016				Q4 2015
	Financial Services	Real Estate Services	Corporate Items	Total	Financial Services	Real Estate Services	Corporate Items	Total
Total revenues	$359,301	$306,098	$7,849	$673,248	$378,206	$287,384	$9,334	$674,924
Total expenses	294,762	257,967	82,994	635,723	332,453	241,647	272,500	846,600
Total other income (losses), net	(838)	—	665	(173)	9,831	—	411,342	421,173

Income (loss) from operations before income taxes	$63,701	$48,131	$(74,480)	$37,352	$55,584	$45,737	$148,176	$249,497

Pre-tax adjustments:
Non-cash (gains) losses related to equity investments, net	—	—	(996)	(996)	—	—	687	687
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	—	—	60,264	60,264	—	—	145,718	145,718
Nasdaq earn-out income	18,032	—	—	18,032	7,787	—	—	7,787
(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, charitable contributions, and other non-cash, non-dilutive items, net	5,980	1,375	7,058	14,413	6,383	1,492	(310,479)	(302,604)

Total pre-tax adjustments	24,012	1,375	66,326	91,713	14,170	1,492	(164,074)	(148,412)

Pre-tax distributable earnings	$87,713	$49,506	$(8,154)	$129,065	$69,754	$47,229	$(15,898)	$101,085

BGC Partners, Inc.

Segment Disclosure - FY 2016 vs FY 2015

($ in thousands)

(unaudited)

	FY 2016				FY 2015
	Financial Services	Real Estate Services	Corporate Items	Total	Financial Services	Real Estate Services	Corporate Items	Total
Total revenues	$1,523,235	$1,058,322	$31,066	$2,612,623	$1,548,159	$998,450	$33,830	$2,580,439
Total expenses	1,275,397	931,939	325,193	2,532,529	1,331,309	868,664	519,967	2,719,940
Total other income (losses), net	78,701	—	29,465	108,166	68,033	—	452,079	520,112

Income (loss) from operations before income taxes	$326,539	$126,383	$(264,662)	$188,260	$284,883	$129,786	$(34,058)	$380,611

Pre-tax adjustments:
Non-cash (gains) losses related to equity investments, net	—	—	(3,543)	(3,543)	—	—	(2,597)	(2,597)
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	—	—	192,934	192,934	—	—	259,639	259,639
Nasdaq earn-out income	849	—	—	849	(7,336)	—	—	(7,336)
(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, charitable contributions, and other non-cash, non-dilutive items, net	24,384	4,152	18,374	46,910	28,770	9,548	(308,330)	(270,012)

Total pre-tax adjustments	25,233	4,152	207,765	237,150	21,434	9,548	(51,288)	(20,306)

Pre-tax distributable earnings	$351,772	$130,535	$(56,897)	$425,410	$306,317	$139,334	$(85,346)	$360,305

BGC PARTNERS, INC.

Reconciliation of GAAP Income (Loss) to Adjusted EBITDA

($ in thousands) (unaudited)

	Q4 2016	Q4 2015	FY 2016	FY 2015
GAAP Net income (loss) available to common stockholders	$16,080	$63,406	$102,477	$121,318

Add back:

Provision (benefit) for income taxes	14,601	79,441	60,252	120,496

Net income (loss) attributable to noncontrolling interest in subsidiaries	6,671	106,650	25,531	138,797

Employee loan amortization and reserves on employee loans	11,010	55,853	55,799	86,725

Interest expense	14,172	18,074	57,637	69,359

Fixed asset depreciation and intangible asset amortization	18,282	19,857	75,898	83,508

Impairment of fixed assets	646	328	4,383	19,128

Exchangeability charges (1)	48,674	134,812	141,392	231,367

(Gains) losses on equity investments	(996)	687	(3,543)	(2,597)

Adjusted EBITDA	$129,140	$479,108	$519,826	$868,101

(1)	Represents non-cash and non-dilutive charges relating to grants of exchangeability to limited partnership units.

BGC PARTNERS, INC.

RECONCILIATION OF FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT FOR GAAP

AND DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q4 2016	Q4 2015	FY 2016	FY 2015

Common stock outstanding	279,833	254,155	277,073	243,460
Limited partnership units	86,290	65,926	79,727	—
Cantor units	50,932	49,902	50,653	49,065
Founding partner units	14,078	15,628	14,563	16,517
4.50% Convertible debt shares	—	16,260	8,598	16,260
8.75% Convertible debt shares	—	—	—	6,774
RSUs	573	740	452	741
Other	1,706	2,814	2,160	2,570

Fully diluted weighted-average share count GAAP	433,412	405,425	433,226	335,387

Distributable Earnings Adjustments:
Limited partnership units	—	—	—	56,808
Other	—	(1,358)	—	(1,359)

Fully diluted weighted-average share count DE	433,412	404,067	433,226	390,836

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS

($ in thousands)

(unaudited)

	December 31, 2016	December 31, 2015

Cash and cash equivalents	$502,024	$462,134
Reverse repurchase agreements	54,659	—
Securities owned	35,357	32,361
Marketable securities (1) (2)	164,820	532,510

Total	$756,860	$1,027,005

(1)	As of December 31, 2015, $117.9 million of Marketable securities on our balance sheet had been lent out in a Securities Loaned transaction and therefore are not included in this Liquidity Analysis.
(2)	The significant decrease in Marketable securities during the year ended December 31, 2016 was primarily due to selling a significant portion of our position in ICE.

BGC PARTNERS, INC.

RECONCILIATION OF FENICS GAAP INCOME BEFORE TAXES TO

PRE-TAX DISTRIBUTABLE EARNINGS

($ in thousands)

(unaudited)

	Q4 2016	Q4 2015	FY 2016	FY 2015
FENICS GAAP income before income taxes (1)	$23,289	$22,224	$104,773	$86,931

Pre-tax adjustments:
Grant of exchangeability to limited partnership units	649	456	2,512	2,293
Amortization of intangible assets	940	940	3,760	2,193

Total pre-tax adjustments	1,589	1,396	6,272	4,486

FENICS Pre-tax distributable earnings	$24,878	$23,620	$111,045	$91,417

(1)	Includes market data, software and post-trade revenues along with intercompany revenues which are eliminated at the segment level upon consolidation.

BGC Partners, Inc. Quarterly Market Activity Report (Includes GFI Data from 2Q2015 Onward)

The following table provides certain volume and transaction count information on BGC Partners’ fully electronic system for the periods indicated.

						% Change	% Change	% Change
	4Q15	3Q16	4Q16	FY2015	FY2016	FY’16 vs. FY’15	Q4’16 vs. Q4’15	Q4’16 vs. Q3’16
Notional Volume (in $US billions)
Fully Electronic Rates	1,166	1,415	1,535	4,873	5,577	14.5%	31.6%	8.4%
Fully Electronic FX	2,682	2,380	2,488	13,375	10,464	(21.8%)	(7.2%)	4.5%
Fully Electronic Credit	452	436	457	2,228	2,390	7.3%	1.2%	4.8%
Fully Electronic Equities & Other	1	2	2	13	11	(11.3%)	149.3%	9.9%

Total Fully Electronic Volume	4,300	4,234	4,482	20,488	18,441	(10.0%)	4.2%	5.9%

HYBRID
Total Hybrid Volume	47,012	53,225	50,956	4,873	5,577	14.5%	8.4%	(4.3%)

Total Hybrid & Fully Electronic Volume	51,313	57,459	55,438	25,361	24,018	(5.3%)	8.0%	(3.5%)

Transaction Count
Fully Electronic Rates	64,429	68,493	81,084	312,644	293,407	(6.2%)	25.8%	18.4%
Fully Electronic FX	2,533,081	2,261,482	2,410,459	12,402,190	9,907,142	(20.1%)	(4.8%)	6.6%
Fully Electronic Credit	53,930	59,716	76,240	192,896	290,621	50.7%	41.4%	27.7%
Fully Electronic Equities & Other	92	490	887	464	1,702	266.8%	864.1%	81.0%

Total Fully Electronic Transactions	2,651,532	2,390,181	2,568,670	12,908,194	10,492,872	(18.7%)	(3.1%)	7.5%

HYBRID
Total Hybrid Transactions	843,475	1,064,367	888,129	3,390,559	4,039,240	19.1%	5.3%	(16.6%)

Total Hybrid and Fully Electronic Transactions	3,495,007	3,454,548	3,456,799	16,298,753	14,532,112	(10.8%)	(1.1%)	0.1%

Trading Days	64	64	63	252	252

Note:	“Hybrid” is defined as transactions involving some element of electronic trading but executed by BGC’s brokers, exclusive of voice-only transactions.
“Fully Electronic” involves customer-to-customer trades, free from broker execution.

Media Contact:

Karen Laureano-Rikardsen

+1 212-829-4975

Investor Contact:

Jason McGruder

+1 212-829-4988